SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                          DATE OF REPORT: June 2, 1999

                         Commission File Number 1-10518

                   INTERCHANGE FINANCIAL SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)

         New Jersey                                   22-2553159
________________________________                 ____________________
(State or other jurisdiction of)                 (I.R.S. Employer
incorporation or organization)                    Identification No.)


Park 80 West/Plaza Two, Saddle Brook, N.J.                07663
__________________________________________             __________
(Address of principal executive offices)               (Zip Code)

       Registrant's telephone number, including area code: (201) 703-2265


                                      None
--------------------------------------------------------------------------------
          Former name or former address, if changed since last report.


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Item 5.  Other Events

     On June 2, 1999, the registrant issued the following press release pertaining to the 10% Stock Repurchase Plan.

SADDLE BROOK, NJ, June 2, 1999 -- Interchange Financial Services Corporation ("Interchange") (AMEX: ISB), announced that its Board of Directors has authorized a program to repurchase up to 10% of the Interchange's outstanding common stock. The repurchase of shares will occur in open market transactions as, in the opinion of management, market conditions dictate. Interchange currently has 7.2 million shares of common stock outstanding.

"We believe that Interchange stock is an exceptional value in the current market and the repurchase program will serve to enhance shareholder value," stated Anthony S. Abbate, Interchange's President and Chief Executive Officer. Mr. Abbate also stated that, "our stock price over the last twelve months has decreased 19%, despite a 19% increase in our earnings per share ("EPS") for 1998. Furthermore, as of March 31, 1999, Interchange was trading at about 12.1 times analyst consensus earnings estimates for 1999 and 1.8 times book value."

The repurchased shares will be held as treasury stock and will be principally used for the exercise of stock options, incentive plan stock awards and other general corporate purposes.

Interchange is a $675.8 million-asset commercial bank holding company, whose principal subsidiary is Interchange Bank ("Bank"). The Bank operates 15 community-banking offices located in Bergen County, New Jersey.

Further information on the Bank can be found on the World Wide Web at HTTP://WWW.INTERCHANGEBANK.COM

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCHANGE FINANCIAL SERVICES CORPORATION

By:  /s/ Anthony Labozzetta
     _______________________
     Anthony Labozzetta,
     Executive Vice President and CFO

Date:    June 2, 1999